Exhibit 99.1

News Release

M.D.C. HOLDINGS ANNOUNCES OFFERING OF ADDITIONAL

$100 MILLION OF 6.000% SENIOR NOTES DUE 2043

DENVER, COLORADO, Wednesday, May 8, 2013. M.D.C. Holdings, Inc. (NYSE: MDC) today announced the pricing of a public offering of an additional $100 million principal amount of its 6.000% senior notes due January 2043 (the “Notes”) at par, bringing the total outstanding principal amount of the Notes to $350 million. MDC completed the offering of the initial $250 million principal amount on January 10, 2013. The additional Notes will be general unsecured obligations of MDC and will rank equally and ratably with its other general unsecured and unsubordinated indebtedness. Also, the additional Notes will be fully guaranteed on an unsecured basis, jointly and severally, by most of the Company’s homebuilding subsidiaries. MDC will use the proceeds of the additional offering for general corporate purposes. The additional offering is expected to close on May 13, 2013, subject to customary closing conditions.

The additional Notes will be issued pursuant to an effective shelf registration statement and are being offered by means of the Prospectus included in the registration statement and the related Prospectus Supplement. The additional offering is being underwritten by Citigroup Global Markets Inc. Copies of the Prospectus and the Prospectus Supplement relating to the additional offering may be obtained at no charge by visiting the SEC website at www.sec.gov or by contacting Citigroup Global Markets Inc. at the following address: Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; telephone: (800) 831-9146.

This press release shall not constitute an offer to sell the additional Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About MDC

Since 1972, MDC’s subsidiary companies have built and financed the American dream for more than 170,000 homebuyers. MDC’s commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Francisco Bay Area, Washington D.C., Baltimore, Philadelphia, Jacksonville, Orlando and Seattle. The Company’s subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol “MDC.” For more information, visit www.mdcholdings.com.

Contact:	Robert N. Martin Vice President of Finance and Corporate Controller (720) 977-3431 bob.martin@mdch.com